UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

Dynamic Energy Alliance Corporation
(formerly Mammatech Corporation)

 (Exact name of registrant as specified in its charter)

Florida	0-11050	59-2181303
(State or other jurisdiction of incorporation or	(Commission File Number)	IRS Employer Identification No.)
organization)

Memphis Clark Tower 5100 Popular Avenue, Ste. 2700 Memphis, TN	38137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 414-0003

233 North Garrard, Rantoul, IL 61866
 (Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINATIVE AGREEMENT

On March 20, 2011, Dynamic Energy Development Corporation, a Delaware corporation (“DEDC” and/or “Buyer”), a wholly owned subsidiary of Dynamic Energy Alliance Corporation, a Florida corporation (the “DEAC”), entered into a Stock Purchase Agreement (the “Agreement”) with C.C. Crawford Tire Company, Inc. (the “Seller”), pursuant to which the DEDC agreed to acquire one hundred (100%) percent of issued and outstanding common shares of C.C. Crawford Retreading Company, Inc., a Texas corporation (the “Company”), for an aggregate purchase price of USD $600,000 in a cash, due and payable upon the date of closing, on or before April 20, 2012 (the “Closing Date”), subject to the completion of certain closing conditions to be performed by both the Seller and Buyer, in accordance with the terms and conditions set forth therein.

Management projects that CTR will have on its books (unaudited) approximately $838,000 in assets, approximately $418,000 in liabilities, and approximately $420,000 in equity on the date of closing.  As part of the Agreement, DED and DEAC agree to assume and immediately cause to be paid off approximately $350,000 of the CTR liabilities immediately after the closing.

It is a condition of closing that DED provide either a funding commitment for $1,000,000 or proof of $1,000,000 in cash in its accounts, which funds will be needed to close the transaction and provide working capital to CTR after the closing. Neither DED nor DEAC have sufficient funds to meet this condition at this date, and as a result closing of the acquisition transaction remains contingent on DEAC’s raising of $1,000,000 in capital within the next 30 days.  The availability of such funds, and whether available on commercially reasonable terms, remains uncertain at this date.  If such funds cannot be obtained on a timely basis, then the transaction will not proceed.

The Agreement contains customary warranties and representations and indemnification and confidentiality provisions, as well as a three-year non-compete by the selling shareholders and their affiliates.  Either party may terminate the Agreement if it has not closed by April 20, 2012, without penalty.

DEAC is still conducting its due diligence investigation of CTR and its business at this time, prior to close.  CTR collects and recycles approximately 4 million pounds of waste tires annually.  The assets of the CTR entity include the ownership of the 10-acre site and 35,000 sq foot of buildings that management believes could provide the basis for a future waste Tire Pyrolysis Energy Campus.  During its last fiscal ending September 30, 2011, CTR reported  (unaudited) $1,231,000 in revenues, and net income before tax of $138,000.

For accounting purposes the Company plans to treat the transaction as merger pursuant to applicable accounting principles.

The foregoing disclosure is qualified in its entirety by reference to Agreement (Exhibit 10.1), filed as an exhibit to this report and incorporated herein by reference, as well as the Forward Looking Statements disclosure set forth below.

Exhibit Number	Description

10.1	Stock Purchase Agreement (without schedules to be completed prior to closing)

99.1	Press Release

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future. We caution readers that any forward-looking statements are not guarantees of future performance and that actual results could differ materially from those contained or implied in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the terms and conditions of the agreement described herein, future payment of the Purchase Price, the possibility that the Company may not be able to raise the necessary funds due and payable at closing and the filing of financial statements and pro forma financial information in a future filing. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations about the Company’s future performance and the future performance of the entity being acquired, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010 and the Company’s Quarterly Report on current Form 10-Q for the period ended September 30, 2011, filed with the SEC, not all of which are known to the Company. The Company will update this forward-looking information only to the extent required under applicable securities laws. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC ENERGY ALLIANCE CORP.

Dated: March 21, 2012	By:	/s/ James Michael Whitfield
James Michael Whitfield
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and Director